page F-9

                                   EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

Company                               Jurisdiction                  Ownership
--------------------------------------------------------------------------------

Aerometrics, Inc.                     Minnesota                         100%

Alnor Instrument Company              Minnesota                         100%

Environmental Systems Corporation     Tennessee                         100%
    (as of May 26, 1999)

Handar                                California                        100%

TSI Foreign Sales Corporation         Barbados, West Indies             100%

TSI France Inc.                       Minnesota                         100%

TSI GmbH                              Germany                           100%

Transducer Research, Inc.             Minnesota                         100%

TSI Instruments, Inc.                 Michigan                          100%